Exhibit 10.1
THE COCA-COLA COMPANY DIRECTORS’ PLAN

The Coca-Cola Company Directors’ Plan (the “Plan”), dated December 13, 2012, effective January 1, 2013, is amended and restated effective June 1, 2025 (“Effective Date”). The Plan sets forth the compensation for non-employee Directors of The Coca-Cola Company (the “Company”), and the deferred compensation provisions of the Plan are designed to provide non-employee Directors with an opportunity to defer certain compensation as a Director.

All compensation awarded to and/or deferred by non-employee Directors of the Company prior to June 1, 2025 shall be subject to the terms of the Compensation Plan for Non-Employee Directors of The Coca-Cola Company, as amended on December 13, 2007, The Coca-Cola Company Compensation and Deferred Compensation Plan for Non-Employee Directors, as adopted on February 19, 2009 effective January 1, 2009, The Coca-Cola Company Directors’ Plan, dated December 13, 2012 and effective January 1, 2013,The Coca-Cola Company Deferred Compensation Plan for Non-Employee Directors as amended and restated effective April 1, 2006, The Coca-Cola Company Directors’ Plan, as amended and restated on February 21, 2019 and effective April 24, 2019, or The Coca-Cola Company Directors’ Plan, as amended and restated on October 17, 2019 and effective January 1, 2020, as applicable (the “Prior Plans”).

ARTICLE I DEFINITIONS

The following words and phrases as used herein shall have the meaning specified below, unless a different meaning is plainly required by the context.

“Account” shall mean an account maintained under the Plan for a Participant in accordance with Articles III and IV. Each Participant shall have an Account administered in his or her name. Such Account shall be a bookkeeping entry only and no Stock or other assets shall be placed in the Participant’s name. As of the Effective Date, the Participant’s AC Account and DC Account, as defined under the most recent Prior Plan, shall be consolidated into the Participant’s Account.

“Beneficiary” shall mean the person, persons or trust designated in writing by the Participant to receive any benefits from the Plan due to the death of the Participant. If no Beneficiary is designated, the Beneficiary shall be the Participant’s spouse. If no Beneficiary is designated and the Participant has no current spouse, the Beneficiary shall be the Participant’s estate.

“Board” shall mean the Board of Directors of The Coca-Cola Company.

“Calculation Date” shall mean April 1 or, if April 1 is not a trading day, the trading day immediately preceding April 1.

“Cash Payment” shall mean the cash payment described in Section 3.1.

“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14C under the Securities Exchange Act of 1934, as amended ("1934 Act"), provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two- thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareowners of the Company approve any merger or consolidation as a result of which the Stock (as defined below) shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company and such merger, consolidation, liquidation or sale is completed; or (iv) the shareowners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation and such merger or consolidation is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise, and provided the Change in Control constitutes a change in control pursuant to Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Corporate Governance and Sustainability Committee of the Board of Directors of the Company.

“Company” shall mean The Coca-Cola Company.

“Director” shall mean a duly-appointed or elected member of the Board.

“Effective Date” shall mean June 1, 2025.

“Majority-Owned Related Company” shall mean a corporation(s) or other business organization(s) in which the Company owns, directly or indirectly, 50% or more of the voting stock or capital at the relevant time.

“Participant” shall mean a Director who is eligible for the Plan in accordance with Article II and/or a former Director for whom accounts are maintained under the Plan.

“Payment Date” shall mean the date that is the later of (i) January 15 of the year following the year in which service as a Director terminates or (ii) six months following the date on which service as a Director terminates. Where a Participant has elected to receive payment of the balance in the Participant’s Account in the form of installments in accordance with the terms of the Plan, the first installment payment shall be paid on the Payment Date and all other installment payments shall, notwithstanding a payment date in the same calendar year reflected under a Prior Plan, be paid annually on January 15 of the year that includes the anniversary date of the Payment Date.

“Plan” shall mean The Coca-Cola Company Directors’ Plan.

“Share Unit” shall mean a hypothetical share of Stock that is credited to a Participant’s Account.

“Stock” shall mean the common stock of the Company.
“Unforeseeable Emergency” shall mean a severe unforeseeable financial hardship as defined in Section 409A of the Code and the regulations thereunder, including a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s designated Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) the loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

“Valuation Date” shall mean the trading date immediately preceding the Payment Date.

ARTICLE II ELIGIBILITY

2.1    Limitation to Non-Employee Directors.    Only Directors who are not employed by the Company or a Majority-Owned Related Company shall be eligible for the Plan.

2.2    Date of Eligibility. Directors who are on the Board as of June 1, 2025 shall be eligible to participate. Thereafter, a new Director shall be eligible as of the date he or she is appointed or elected to the Board.

ARTICLE III COMPENSATION

3.1    Cash Payment. Unless the Participant has elected to defer all or a portion of the Cash Payment into Share Units in accordance with Article IV of this Plan, (a) the Participant will be paid $90,000 annually for service on the Board (the “Director Payment”), payable in equal quarterly installments, and prorated for partial years of service as set forth in Section 3.3, as applicable; (b) the Chair of the Audit Committee of the Board of Directors shall be paid an additional $30,000 annually for service as the Chair of the Audit Committee; (c) the Chair of the Talent and Compensation Committee of the Board of Directors shall be paid an additional $25,000 annually for service as the Chair of the Compensation; (d) the Chairs of each other committee of the Board of Directors shall be paid an additional $20,000 annually for service as a committee Chair (the Chair payments referred to in (b), (c) and (d) of Section 3.1 are collectively referred to herein as the “Chair Payment” and shall be payable in equal quarterly installments, and prorated for partial years of service as set forth in Section 3.3, as applicable); and (e) the Lead Independent Director of the Board of Directors shall be paid an additional $30,000 annually for service as Lead Independent Director (the “LID Payment”, and together with the Director Payment and the Chair Payment, the “Cash Payment”), payable in equal quarterly installments, and prorated for partial years of service as set forth in Section 3.3, as applicable. For the avoidance of doubt, in the event a Participant is a Chair of a committee and Lead Independent Director, such Participate shall receive the applicable Chair Payment and a LID Payment.

3.2    Crediting of Share Units. On the Calculation Date, each Participant’s Account shall be credited with Share Units, provided that any Participant that becomes eligible for the Plan after January 1 in a particular year, shall be credited Share Units in accordance with Section 3.3. The value of such Share Units for 2025 shall be $200,000 and may be adjusted in subsequent years by the Board of Directors (the “Dollar Amount”). The number of Share Units credited to each Participant shall be determined by dividing the Dollar Amount by the average of the high and low price of Stock on the New York Stock Exchange Composite Transactions listing on the Calculation Date.

3.3    New Directors/Committee Chairs Appointed or Elected During the Year.

(a)With respect to the Director Payment, if a Participant becomes eligible for the Plan after January 1 in a particular year, the Director Payment shall be prorated for the number of regularly-scheduled Board meetings remaining in the year (which shall include the meeting at which the Director was appointed or elected, if such meeting is a regularly- scheduled meeting), as illustrated in the table below. Such Director Payment shall be payable in equal installments in accordance with the payment schedule set forth in Section 3.1.

With respect to the Chair Payment or LID Payment, if a Participant becomes the Chair of a committee of the Board or Lead Independent Director after January 1, the Chair Payment or LID Payment, as applicable, shall be prorated for the number of regularly-scheduled Board meetings remaining in the year (which shall include the meeting at which the Director was appointed Chair or Lead Independent Director, if such meeting is a regularly-scheduled meeting), as illustrated in the table below. For the avoidance of doubt, an outgoing committee Chair or Lead Independent Director shall receive a prorated Chair or LID fee for the number of regularly-scheduled meetings at which the Director served as Chair of such committee or Lead Independent Director.

Meeting at which Director is Appointed or Elected / Appointed Chair/Lead Independent Director	Percentage of applicable Cash Payment to be paid
Meeting #1	100%
Meeting #2	80%
Meeting #3	60%
Meeting #4	40%
Meeting #5	20%

(b)If a Participant becomes eligible for the Plan after January 1 in a particular year, his or her Account shall be credited with Share Units equal to the number of Share Units calculated on the Calculation Date for the year pursuant to Section 3.2, prorated for the number of regularly-scheduled Board meetings remaining in the year (which shall include the meeting at which the Director was appointed or elected, if such meeting is a regularly-scheduled meeting). Such Share Units shall be posted to a new Participant’s Account as of the date such Participant becomes eligible for the Plan, provided that if such date is prior to the

Calculation Date, then the Share Units shall be posted on the Calculation Date.

For purposes of illustration, if there are five regularly-scheduled Board meetings, Share Units shall be prorated using the schedule below:

Meeting at which Director is Elected	Percentage of Share Units credited
Meeting #1	100%
Meeting #2	80%
Meeting #3	60%
Meeting #4	40%
Meeting #5	20%

ARTICLE IV
ELIGIBLE COMPENSATION; ELECTIONS TO DEFER

4.1    Eligible Compensation. A Participant may elect to defer all or a specified percentage (from 10% - 100%) of the annual Cash Payment (including the Director Payment, the Chair Payment and/or the LID Payment) receivable by such Director to his or her Account. No other compensation or expense reimbursement shall be eligible for voluntary deferral.

4.2    Elections to Defer. Participants must elect to defer eligible Cash Payments under the following provisions. Elections shall be in writing on forms or via electronic format as determined by the Secretary of the Company. The election shall specify the applicable percentage to be deferred.

(a)Annual Cash Payments. If a Participant wishes to defer all or a portion of his or her annual Cash Payment, he or she must elect a percentage to defer, from 10% - 100%, no later than December 31 prior to the beginning of the year for which the Cash Payment is earned. This election is irrevocable for all amounts paid for the calendar year.

(b)New Directors. A new Director appointed or elected to the Board during the calendar year shall not be eligible to defer the Cash Payment that is payable through the end of that first calendar year of service.

(c)Duration of Elections. If an election is made to defer with respect to the annual Cash Payment, the election shall continue in effect until the end of the Participant’s service as a Director or until the end of the calendar year during which the Director gives the Company written notice of the discontinuance of the election. Such a notice of discontinuance shall operate prospectively from the first day of the calendar year following the giving of notice. An election with respect to the Cash Payment becomes irrevocable as of December 31 of the year prior to the year the Cash Payment is earned.

4.3    Elections and Forms of Payment.

(a)Forms of Payment. All payments under the Plan shall be in cash. A Participant may elect to receive payments in a single lump sum or in a series of annual installments (not to exceed five). If a Participant fails to make an election in accordance with this Section 4.3, the balance in the Participant’s Account upon the Participant’s termination of service with the Company shall be paid in the form of a lump sum, unless otherwise provided in this Section 4.3. In the event of death or a Change in Control, all payments shall be made in the form of a lump sum payment.

(b)Payment Distribution Election Under Prior Plans. All elections made under the Prior Plans regarding the form of payment distribution for compensation awarded to a Participant prior to the Effective Date cannot be changed with respect to such compensation. Any elections made under the Prior Plans also shall apply to all compensation awarded under the Plan, unless the Participant makes a new form of payment distribution election in accordance with Section 4.3(c).

(c)Payment Distribution Election Under the Plan. A Participant may make a different election for future compensation under the Plan. An individual who becomes a Director during the calendar year must make an initial election within 30 days of his or her appointment or election to the Board. Once a Participant makes an election under the Plan, it shall apply to all future compensation awarded to the Participant under the Plan unless a new election is made by December 31 of the year prior to the time the compensation is paid.

4.4    Deferral of Cash Payments; Crediting of Share Units. If a Participant has elected to defer the Cash Payment (or any portion thereof) pursuant to Section 4.2, the amount elected shall be added to the Share Units awarded to such Participant pursuant to Section 3.2 on the Calculation Date and credited to the Participant’s Account. Such amount shall be converted on the Calculation Date to a number of Share Units equal to the number of shares of Stock that theoretically could have been purchased on such date with such amount, using the average of the high and low price of Stock on the New York Stock Exchange Composite Transactions listing on the Calculation Date.

ARTICLE V ADJUSTMENTS TO ACCOUNTS

5.1    Hypothetical Dividends. As of each date on which dividends on the Stock are payable to shareowners of the Company, each Participant’s Account shall be credited with the value of the dividends that would be payable on Share Units in such accounts if they were shares of Stock (not taking into account the record date). These hypothetical dividends shall be converted to Share Units using the average of the high and low price of Stock on the New York Stock Exchange Composite Transactions listing on the dividend payment date.

5.2    Stock Split; Stock Dividend. Each Participant’s Account shall be credited on the date of any stock split or stock dividend, with the number of Share Units necessary for an equitable adjustment.

ARTICLE VI
PAYMENT OF PLAN ACCOUNTS

6.1    Permitted Payment Events. Payment of accounts under the Plan shall not be made except following death, disability, termination of service from the Board, or upon a Change in Control. Payments shall not be accelerated, except as permitted by Section 409A of the Code and the regulations thereunder.

6.2    Payment of Account Balance.

(a)Lump Sum Payment. Except in the case of death, the value of the Participant’s Account shall be paid on the Payment Date. The distribution shall be determined using the average of the high and low price of Stock on the New York Stock Exchange Composite Transactions listing on the Valuation Date. In the event of a Participant’s death, the value of the Participant’s Account shall be paid to the Participant’s Beneficiary as soon as possible, but no later than 60 days following the date of death.

(b)Installment Payments Election. If the Participant has elected to receive payment of the Participant’s Account balance in the form of annual installments in accordance with Section 4.3, the amount of each such payment shall be computed as provided in this Section 6.2(b). The amount of the first payment shall be a fraction of the balance in the Participant’s Account as of the Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the balance in the Participant’s Account as of the Valuation Date preceding each subsequent Payment Date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

6.3    Valuation of Account Balance. Except in the case of a Director’s separation from service from the Company due to death or a Change in Control, the balance in the Participant’s Account in Share Units shall be valued in an amount equal to the number of Share Units in the Participant’s Account multiplied by the average of the high and low price of Stock on the New York Stock Exchange Composite Transactions listing on the Valuation Date. In the event of separation due to death or a Director or a Change in Control, the value of the balance of Share Units in the Participant’s Account shall be calculated in the same manner as set forth above in this Section 6.3, except that the Valuation Date for such purposes shall be the date of death of the Director or the date of the Change in Control, as applicable.

6.4    Separation During the Year; Proration of Annual Compensation. In the event of a Director’s separation from service from the Company during the calendar year, the quarterly Cash Payment shall be retained for any portion of a calendar quarter during which such Participant served as a Director.

In the event of a Director’s separation from service from the Company during the calendar year, the Share Units attributable to each such period shall be prorated for the number of regularly-scheduled Board meetings that took place in the year prior to the separation from service, as illustrated in the table below. Any Share Units that have been credited to the Participant’s Account attributable to dividends paid to shareowners of the Company during the Participant’s period of service during that year shall be added.

For purposes of illustration, if there are five regularly-scheduled Board meetings, Share Units shall be prorated using the schedule below:

Meetings Prior to Director’s Separation	Percentage of Share Units Retained
1 Meeting	20%
2 Meetings	40%
3 Meetings	60%
4 Meetings	80%
5 Meetings	100%

6.5    Unforseeable Emergency. A Participant shall be permitted to elect a distribution from his or her Account prior to the date the Accounts were to be distributed, subject to the following restrictions:

(a)the election to take a distribution due to an Unforeseeable Emergency shall be made by requesting such a distribution in writing to the Committee, including the amount requested and a description of the need for the distribution;

(b)the Committee shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforseeable Emergency; and

(c)the Unforseeable Emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

The amount determined by the Committee as distributable due to an Unforeseeable Emergency shall be paid within 30 days after the request for the distribution is approved by the Committee.
ARTICLE VII
ADMINISTRATION AND MISCELLANEOUS PROVISIONS
7.1    Administration of the Plan. The Committee shall oversee the administration of the Plan. The Committee has the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibility, including but not limited to the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits and to resolve all interpretive, equitable, and other questions, including questions of fact, that shall arise in the operation and administration of the Plan. The Plan shall be interpreted consistently with the provisions of Section 409A of the Code. All actions or determinations of the Committee shall be final, conclusive and binding on all persons.
7.2    Amendment and Termination of the Plan. The Board may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination may retroactively adversely affect any Participant’s right to a benefit which has been earned under the Plan before such date.

7.3    Controlling Law. This Plan shall be subject to the laws of the State of Georgia, and the parties agree that all disputes arising from or related to this Plan shall be litigated in the state or federal courts located in Fulton County, Georgia. The parties agree that such courts shall be the exclusive forum for such disputes and hereby submit to the jurisdiction and venue of such courts for the litigation of all such disputes. The parties hereby waive any claims of improper venue or lack of personal or subject matter jurisdiction as to any such disputes.

7.4    Limitation of Responsibility. Neither the establishment of this Plan nor any modification thereof, nor the creation of any Account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or its subsidiaries, or any officer or employee thereof; and in no event shall the terms of any Director’s Board appointment be modified or in any way affected thereby.
7.5    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. Nothing contained in this Plan, and no actions taken pursuant to the provisions of this Plan shall create or be construed to create a trust or any kind of fiduciary relationship between the Company and any Participant, Beneficiary, or any other person.

7.6    Taxes. Federal, state, FICA/Medicare and all other taxes shall be solely the responsibility of the Participant. The Company will report all payments as required by the Internal Revenue Code or other tax regulations and withhold any applicable taxes where required.